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EXHIBIT 21.1

SUBSIDIARIES OF FROZEN FOOD EXPRESS INDUSTRIES, INC.

Name of Subsidiary	Jurisdiction of Incorporation
FFE Transportation Services, Inc.	Delaware
FX Holdings, Inc.	Delaware
Conwell Corporation	Delaware
Conwell, LLC	Delaware
Lisa Motor Lines, Inc.	Delaware
FFE Logistics, Inc.	Delaware
Compressors Plus, Inc.*	Texas
FFE, Inc.	Delaware
Conwell Cartage, Inc.	Texas
Frozen Food Express, Inc. *	Texas
Middleton Transportation Company *	Texas

Each subsidiary does business under its corporate name.

* Inactive